UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 5, 2006

CHANNELL COMMERCIAL CORPORATION

(Exact name of registrant as specified in charter)

Delaware	0-28582	95-2453261
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

26040 Ynez Road, Temecula, California	92591
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (951) 719-2600

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction  A.2):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act  (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (7 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

To the extent applicable, the contents of Item 5.02 below are incorporated into this Item 1.01 by this reference.

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 5, 2006, the Board of Directors of Channell Commercial Corporation (the “Company”) appointed Patrick E. McCready as Chief Financial Officer of the Company, effective as of September 11, 2006. Mr. McCready replaces the Company’s Interim Chief Financial Officer, Jim Duvall, who also serves as the Company’s Controller.  Mr. Duvall resigned from the position of Interim Chief Financial Officer effective as of September 11, 2006, and will continue in his position as Controller.

Mr. McCready joins the Company from Technitrol, Inc. (NYSE: TNL), where he spent 15 years in the finance organization of its largest operating segment, Pulse Engineering, Inc., a manufacturer of magnetic components, and last served as Vice President of Finance.  During his 11 year tenure as Vice President of Finance for Pulse Engineering, Inc., Mr. McCready was responsible for financial reporting and planning, cost accounting and compliance, while supervising an extensive worldwide finance staff.  Mr. McCready began his professional career with Deloitte & Touche LLP.  Mr. McCready, 48, has a Bachelors of Business Administration from the University of Notre Dame and is a Certified Public Accountant.

In connection with Mr. McCready’s appointment as Chief Financial Officer, the Company and Mr. McCready entered into an employment letter on September 5, 2006. The employment letter provides, among other things, that Mr. McCready will receive (i) an annual base salary of $200,000, plus an annual bonus to be based on achievement of certain financial and non-financial objectives, (ii) subject to approval by the Company’s Board of Directors, options to purchase 25,000 shares of the Company’s common stock and (iii) a monthly car allowance of $700.  The foregoing description of the employment letter is qualified in its entirety by the terms of the employment letter, a copy of which is filed hereto as Exhibit 10.1.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description

10.1	Employment Letter between Channell Commercial Corporation and Patrick E. McCready

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHANNELL COMMERCIAL
CORPORATION

(Registrant)

Date: September 8, 2006

/s/ William H. Channell, Jr.

William H. Channell, Jr.
President and Chief Executive Officer